Exhibit 99.1

APRIL 24, 2025 / 1:00PM, FCN.N - Q1 2025 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc - Vice President of Investor Relations

Steven Gunby FTI Consulting Inc - President and Chief Executive Officer

Ajay Sabherwal FTI Consulting Inc - Chief Financial Officer

Andrew Nicholas William Blair - Analyst

CONFERENCE CALL PARTICIPANTS

James Yarrow Goldman Sachs - Analyst

Tobey Sommer Truist Securities - Analyst

PRESENTATION

Operator

Good morning, everyone, and welcome to the FTI Consulting First Quarter 2025 Earnings Conference Call. (Operator instruction) Please note that this event is being recorded. At this time, I’d like to turn the conference call over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting Inc - Vice President of Investor Relations

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter 2025 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the company’s outlook and expectations for the full year 2025 based on management’s current beliefs and expectations. These forward-looking statements include risks and uncertainties, assumptions and estimates and other factors that could cause actual results to differ materially from such statements.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, Investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our annual report on Form 10-K for the year ended December 31, 2024, or our quarterly reports on Form 10-Q and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. FTI Consulting assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures addressed on this call and reconciliations to the most directly comparable GAAP measures are included in the press release and the accompanying financial tables that we issued this morning.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been upgraded to include our first quarter 2025 results.

With these formalities out of the way, I am joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

Thank you, Mollie. Welcome, everyone. Thank you all for joining us today. As I hope you saw this morning, we reported a strong first quarter. The first quarter did benefit, as Ajay will detail some onetime items. But even adjusting for anything one might think of as anomalous; it was a solid quarter. Though as we all know, there are lots of puts and takes in the world right now, lots of uncertainty. The start of this year is overall quite consistent with what our expectations were in February when we gave you guidance for the year.

Ajay will, as usual, go through the details of this quarter in his typical structured fashion. Given the complexity of the world today with all the various theories of where the markets and client needs might go, I thought - we thought it might be worthwhile for me to go a little deeper than I normally go on the individual businesses and share some qualitative observations both on the performances of each of those businesses so far this year, but also on some of the different theories of what their outlooks could be.

So I’ll be a little longer than usual. I hope you’ll forgive me that. I want to start with FLC this quarter. I hope you saw just how fabulous a quarter FLC had. I think the EBITDA this quarter was roughly comparable to what we probably average for half a year for that business over the last few years.

The driver of those results is that the teams there have been winning and delivering on some incredibly major roles. I would love on this call to talk about a lot of the specifics. Unfortunately, many of those assignments are confidential because of the nature of the work. But the roles the teams are playing are important. They’re critical. They’re powerful. And for us, they’re brand building. At least the one the people who know the work we’re doing. As I’ve talked about a number of times, we’ve always had terrific people in FLC. The issue we’ve sometimes face in that business is that an insufficient amount of the world knew how great our people were.

I actually think the world at large still doesn’t know that fully. But over the last while, with a new set of energy across the various leadership levels as well as somewhat higher level of aggressiveness by many of our SMBs. We now have a bit more of the world understanding the quality of ourpeople and the quality of what we can do.

And that is true across a range of the business, whether it’s the power of the deep technical expertise we have in some sub areas like cyber, anti-money laundering, anti-consumer fraud, export controls and sanctions or others, where the core data analytics and brands accounting capabilities, that often underpin much of the work with the strength of some of the other businesses, disputes businesses, like construction and project and assets business or disputes business more generally. Our experience is that as increasing parts of the world start to really understand the depth of that expertise as well as the commitment level of the people in those loops. We increasingly get those important large jobs. Jobs that are often critical to the future of our clients.

There’s, of course, some serendipity of that, and there’s also some serendipity to when those projects end and therefore, zigs and zags. But mysense is through the zigs and zags over the past few years, we have continued to increase that visibility. And you can see in the quarter this results this quarter, just how powerful that can be. Let me turn from the quarter to a more forward setting [cyber] thoughts. The power of our team, the increased visibility, that doesn’t go away. But of course, individual major assignments can. And importance for this business as we talked about last quarter, this is a business that can be affected by policies in Washington. Particularly when you think about our strengths and things like anti-consumer fraud or anti-money laundering or FCPA areas where regulatory posture is potentially changing.

So regulatory shifts could have a considerable effect on this business as the year goes on. We are therefore, cautious about not assuming the current strength will get replicated through the end of the year. But important, given that capability, given the strength of our go-to-market strategies, it is not just this quarter that I am excited about. I am fundamentally about where the team is taking a medium-term and long-term trajectory of this business. So I took a little extra time on FLC because I really just think the team deserved it.

I would try to be a little briefer on some of the other segments. But I want to go through both those sorts of general topics with everybody. So let me turn to Corp Fin. Here, our results are roughly in line with where we expected them to be at this point in the year, with of course, lots of puts and takes at the sub business level. The Corp Fin business, as I think you all know, can be sharply affected by macroeconomic factors. For example, whether the restructuring market or the M&A markets are up or down. We, of course, are not totally driven by those end market moves.

We’ve shown I believe, over the last several years our ability to gain share through the cycles. We’re not totally affected, but we’re obviously - we’re not totally driven, but we’re obviously intact. The restructuring market is booming this business is going to boom. And if the M&A market is booming, our transaction business is going to benefit.

Right now, as I believe you know, either of these markets is going. So in this quarter, we were relying on our competitive strengths to power those businesses. Even though there weren’t that many big restructuring jobs out there, we won a number of the few that, and we saw pockets of strength in markets such as Germany, and we were actually surprised that our transaction business was as strong as it was this quarter in markets. I think a lot of that had to do with the commercial aggressiveness of our teams there. Importantly, this quarter, we also made and we are making good progress in addressing a couple of the businesses that were drag on results in 2024.

In part through targeted headcount actions we took this quarter which Ajay will speak to at least as much to some refocused commercial activity by the terrific talent in those sub businesses. So that’s some comments on the quarter. Let me look forward.

Looking forward on this business and the macroeconomic factors, I think as we all hear every day, there’s huge amounts of uncertainty on those macroeconomic factors. Lots of discussion of whether M&A is coming back or not. Where there’s an increased chance of recession. I don’t think anybody knows what is going to happen. Right now, from our perspective, no signs are so definitive that we are changing our expectations for the year.

Stepping away from the short term factors that can be material for the business. These short-term factors, of course, in no way change the tremendous tree that this business has been on or a tremendous conviction of the strength of this business in the medium term.

Let me turn to tech, which is another business that can be particularly affected by macroeconomic factors. In this business as well as our [E-com] business, we had record M&A second request revenues in 2024. That’s related to antitrust. So our sense is that this faces some real headwinds at least in that portion of the business. I was talking to - so the other day, in just the last couple of months, I think the team had something like six potential second requests canceled, either because the deals were pulled, or because the regulatory authorities decided not to challenge.

So understandably, that team is worried about the potential near-term headwinds. Stepping back from that, however, that tech team has by any measure I can see had the fastest organic growth rate in the industry for a number of years. So if you think about it, if we faced headwinds, those headwinds are likely to be even stronger for some of our competitors, many of whom have serious debt loads.

In my experience, typically that would mean over the medium term, we will pick up talent we will gain even more share. So given that competitive strength, not just in M&A but also in investigations and litigation businesses, as well as our continued investments in key areas like crypto, digital assets and AI, and we remain very bullish on this business’s medium-term trajectory. But to be clear, we also can’t gain say the headwinds the team is facing this year in 2025.

In Econ Consulting, the set of departures we’ve seen Compass Lexecon below the senior level has ended up being roughly consistent with what we guessed what happened when we talked with you in February. It is, of course, an important hit. But to put it in perspective, the total departures represent less than 10% of our headcount in Econ and roughly put that business back to the headcount level it was 2 years ago. And the court still leaves us as the leading economic consulting firm globally. And I think the leading economic consulting firm globally [by far].

And of course, from the overall company perspective, it represents less than 2% of the company’s total headcount. As we talked about last time, however, the financial impact on the bottom line is more sizable than simply the headcount impact. The key reason is that when circumstances like this occur, even if you do a terrific job as the teams are doing to keep most of our people, we end up in many instances, adjusting compensation levels, and that’s clearly happened here. So that’s something I believe we talked about last time. There’s been an additional development since last time, which I believe in the long term is a fabulous thing that is adding to the near-term financial pressure, which is that this business has since we last talked, focused an enormous amount of attention on replenishing talent. I think we’ve spent more tension on that in our competition side than ever in the business’ history.

And important, we’ve had enormous success in that endeavor. We have already been able to track an unbelievable set of academic affiliates and new arrivals, many more and unbelievable talent more than we expected a couple of months ago, and these are folks that bringing expertise across anti-trust, we have some additions to our financial business and across key industries, which just health care, finance, TMT, digital assets, AI. If you look at their website, and I encourage you to do so and see the resumes, you’ll see these are people with tremendous academic credentials. But in addition, in many cases, they have served previously in senior roles in government, including the FTC, the FCC and the SEC.

And I was speculating with one person. I think in line of this group, there might even be a couple of people who did the potential each of these [Novo] prices. So I hope you got from my tone of voice that I got excited about those additions. I step back from these additions, what they do is they enhance what has always been the case, my powerful confidence, my strong confidence in the medium-term prospects of this business. This is a great essence with terrific [inaudible].

And so we have enormous confidence in where this business will be in the medium term. What we need to say our guess is the near-term P&L that will be at least as hard to speculate about in February, not a bit more.

Finally, our Stratcom business. Look, I think, as you know, our Stratcom business has had some struggles for the last couple of years. Not fundamental struggles, not struggles in competitive position or bottom line results, the struggles getting back to the sort of growth that have been proud to show for a number of years. I think that this quarter suggests we’ve been beginning to get back on track. We still have a ways to go to bring that growth back up to our aspirations, but we’re seeing good progress as people are focused on supporting our clients and this system, the legal, political and regulatory uncertainty.

That strengthening Stratcom was expected, we have confidence in the team. Overall, our performance this quarter was in line with what we’re hoping to see from Stratcom at this point of the year, and it simply reinforces our strong confidence that the business is medium prospects are strong.

I hope - look, I want a lot more detail through individual segments that I often do, I think given the uncertainty in the world, Ajay and I thought it would make sense. But of course, then there’s a question of when you step back from the individual segments, where does it all add up to? I think the answer with respect to this year is probably an answer now coming into this call because it’s the answer that almost every company you’re saying today, what it means with respect to this year is uncertainty. And if you look at our guidance range, you realize that within our guidance range is a scenario where even in the face of the Compass Lexecon disruption, we end up with a solid year. But it also encompasses a very real scenario for the very first time in my tenure were down in adjusted EPS.

So there’s lots of uncertainty throughout the year. Important with that uncertainty does not do is shake my conviction about the powerful future this company has. Sure, we have challenges, and we are headwinds in the market. Over the last 10 years, we have faced lots of challenges. There have been tremendous variability in market conditions, periods of buzz and various markets.

If you remember right, there was a period where our testifiers couldn’t testify because the courts were closed and there’s times when competitors have been crazily aggressive.

As a consequence, we’ve had tremendous zigs and zags in individual businesses and in geographies and even substantial zigs and zags for the company as a whole in multiple quarters. But we have also talked about the fact that it proves the reason that we remain committed to doing the right things for this business. Monitoring the market forces and adjusting where we have to, but underlying that, focusing on what matters in professional services, taking dedicated people, great people, supporting those people who have a drive to make a difference for their clients and make a drive - make a difference for the people who are underlying who work for them and mentor those people.

If you do that, you still have zigs and zags and portions of the business and perhaps overall, but through those zigs and zags, you attract and retain and develop many more great people than you ever lose. You build capability, you increase your relevance for the clients on their most important issues and as a consequence, those zigs and zags surround a powerfully upward sloping line for our clients, for our shareholders and for our people. We have talked about that as a philosophy. We’ve talked about that as a theory.

I believe the date of the 10 years have turned that theory into a proven proposition. We will maintain that commitment. Include that commitment, I believe this company will continue to deliver our future that is extraordinarily bright.

With that, let me turn the call over to Ajay to conclude the details of the quarter.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results for the quarter. First quarter of 2025 revenues of $898.3 million decreased $30.3 million or 3.3% compared to the first quarter of last year. Sequentially, compared to Q4 of last year, our revenues were up slightly.

GAAP earnings per share of $1.74 compared to $2.23 in the prior year quarter. Adjusted EPS of $2.29 compared to $2.23 in the prior year quarter. The difference between our GAAP and adjusted EPS for the quarter reflects a $25.3 million first quarter special charge related to severance and other employee-related costs which reduced GAAP EPS by $0.55.

Net income of $61.8 million compared to $80 million in the prior year quarter. The decrease in net income was largely driven by lower revenues and the special charge, which was partially offset by a decrease in SG&A and direct cost. Direct costs of $608.9 million compared to $626 million in the prior year quarter. The decrease in direct costs was primarily due to lower variable compensation and contractor costs, which was partially offset by higher benefits and salaries. SG&A of $184.3 million or 20.5% of revenues compared to SG&A of $201.9 million or 21.7% of revenues in the first quarter of 2024.

The decrease in SG&A was primarily due to a benefit from litigation settlements in Q1 and lower bad debt. First quarter 2025 adjusted EBITDA of $115.2 million or 12.8% of revenues compared to $111.1 million or 12% of revenues in the prior year quarter.

Our first quarter 2025 effective tax rate of 23.3% compared to 19.6% in the prior year quarter. The prior year quarter tax rate was exceptionally low because of large option exercises in Q1 of last year and the resulting discrete tax adjustment. For full year 2025, we continue to expect our effective tax rate to be between 23% and 25%. Weighted average shares outstanding or so for Q1 of 35.5 million shares compared to 35.8 million shares in the prior year quarter. Billable head count increased by 0.5% compared to the prior year quarter, with the largest increases in Corporate Finance & Restructuring, Forensic and Litigation Consulting and Technology which was partially offset by headcount declines in Economic Consulting and Strategic Communications.

Non-billable headcount increased by 1.2% year-over-year. Sequentially, billable headcount decreased by 3.6% and non-billable headcount decreased by 1.8%. The sequential decreases in headcount were primarily due to headcount actions taken across our business to better align with demand and the departures Steve mentioned in our Economic Consulting segment.

Now turning to our performance at the segment level. In Corporate Finance & Restructuring, revenues of $343.6 million decreased 6.1% compared to our record first quarter 24 revenues. The decrease in revenues was primarily due to lower demand and realized bill rates for transformation and strategy and restructuring services, which was partially offset by higher realized bill rates for transaction services and an increase in success fees. In the quarter, restructuring represented 46% of segment revenues. Transformation and strategy represented 29% of segment revenues and transactions represented 25% of segment revenues.

This compares to a split of 47% for restructuring, 31% for transformation and strategy and 22% for transactions in the prior year quarter. Adjusted segment EBITDA of $55.9 million or 16.3% of segment revenues compared to $75.2 million or 20.6% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues, which was partially offset by lower compensation. Sequentially, Corporate Finance & Restructuring revenues increased 2.4% as 19.5% growth in transactions. More than offset a 3.9% decline in transformation and strategy and a 1.5% decline in restructuring.

Adjusted segment EBITDA increased $11.2 million sequentially, primarily due to higher revenues and lower compensation. Turning to Forensic and Litigation Consulting or FLC. Record revenues of $190.6 million increased 8.3%. Acquisition-related revenues contributed $1.3 million in the quarter. Excluding acquisition-related revenues, the increase in revenues was primarily due to higher realized bill rates for risk and investigation services and higher realized bill rates and demand for data and analytics services. We are supporting incident response, readiness and regulatory compliance in cybersecurity, investigations in consumer finance and anti-money laundering in financial services. And we design and implement programs related to export controls and sanctions.

Adjusted segment EBITDA of $37.5 million or 19.7% of segment revenues compared to $33.7 million or 19.1% of revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and SG&A expenses. Sequentially, FLC revenues increased 8.4%, primarily due to higher risk in investigations and construction solutions revenues. Adjusted segment EBITDA increased by $19.5 million sequentially, primarily due to higher revenues and lower SG&A expenses.

In Economic Consulting, revenues of $179.9 million decreased 12.1%. The decrease in revenues was primarily due to lower demand for M&A-related anti-trust, financial economics and non-M&A related antitrust services, which was partially offset by higher realized bill rates. The departures and the competition practice in Compass Lexecon and the resulting uncertainty for that practice impacted revenue adversely as did the reduction in the number of large mergers and acquisitions. Adjusted segment EBITDA of $14.4 million or 8% of segment revenues compared to $14.2 million or 6.9% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to lower compensation, which includes the impact from a 6.6% decline in billable head count and lower bad debt expense, which more than offset the decline in revenues.

Sequentially, Economic Consulting revenues decreased 12.7%, primarily due to lower demand for M&A-related antitrust services and lower realized bill rates for non-M&A related antitrust services. EBITDA decreased $1.4 million sequentially primarily due to lower revenues which was partially offset by a decline in compensation, which includes an 8.2% decline in billable head count and lower bad debt. Technologies revenues of $97.2 million decreased 3.5%. The decrease in revenues was primarily due to lower demand for M&A-related second request services, which was partially offset by higher demand for investigation services. Adjusted segment EBITDA of $11.6 million or 11.9% of segment revenues compared to $14.6 million or 14.5% of segment revenues in the prior year quarter.

The decrease in adjusted segment EBITDA was primarily due to lower revenues, which was partially offset by lower bad debt. Sequentially, Technology revenues increased 7.2%, primarily due to higher M&A-related second request services. Adjusted segment EBITDA increased $5 million sequentially, primarily due to higher revenues. Worth noting, our technology team had several M&A related second request matters that largely began and subsequently concluded in Q1, and we do not expect the sequential increase in M&A-related activity in Q1 to continue in Q2, given the broader market slowdown Steve spoke to. Worth noting, the Federal premerger notification program administered under the Hart-Scott-Rodino Act, recorded just 89 transactions in March 2025, marking the lowest monthly filing total in nearly 5 years. To put this in perspective, this compares to a monthly average of 188 transactions in the prior 12-month period.

Strategic Communications record revenues of $87 million increased 7.2%. The increase in revenues was primarily due to a $3.5 million increase in pass-through revenues and higher demand for corporate reputation services as we support clients with important cybersecurity, regulatory advocacy and crisis communications needs. Adjusted segment EBITDA of $12.9 million or 14.8% of segment revenues compared to $12.4 million or 15.3% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by higher pass-through expenses and an increase in compensation. Sequentially, Strategic Communications revenues were up 0.5%, primarily driven by an increase in pass-through revenues. Adjusted segment EBITDA decreased $0.9 million primarily due to higher pass-through expenses, which were partially offset by lower direct compensation and SG&A expenses.

Let me now discuss a few cash flow and balance sheet items. As is typical, we pay the bulk of our annual bonuses in the first quarter. Net cash used in operating activities of $465.2 million compared to $274.8 million used in the prior year quarter. The year-over-year increase in net cash used in operating activities was primarily due to an increase in forgivable loan issuances, higher variable compensation and a decrease in cash collections. Noteworthy this quarter, we funded $162 million in forgivable loans net of repayments, to both retain professionals and attract new academic affiliates, mostly in our Economic Consulting segment.

During the quarter, we repurchased 1,126,995 shares at an average price per share of $165.15 for a total cost of $186.1 million. Subsequent to quarter end, and as of April 22, 2025, we have repurchased a further 602,549 shares at an average price per share of $159.33.

You may have noticed that our Board of Directors has authorized an additional $400 million for share repurchases. As of April 22, 2025, we had approximately $568.3 million remaining available for share repurchases under the program, including the additional amount approved by ourBoard. Turning to guidance. As is typical, we will re-evaluate guidance once we have another quarter our belt at the end of the second quarter to see if any changes are warranted. Now though an aggregate, this quarter, we beat our earnings expectations. Let me share some of the considerations that impact our projections.

First, our SG&A was exceptionally low this quarter. primarily due to legal settlements, we expect SG&A to be approximately $15 million to $20 million higher in each of the next two quarters than it was in Q1. Second, as I mentioned, we funded a $162 million in forgivable loans net of repayments this quarter, most of which were at the end of the quarter. Amortization of these loans typically occurs over 3 years to 6 years, and we will begin - and will begin to significantly impact adjusted EBITDA in Q2. Third, our Forensic and Litigation Consulting segment had a record quarter and has strength going into the second quarter.

However, regulatory scrutiny is a key driver of this business. And to the extent that scrutiny declines amidst the changing regulatory posture in the United States, that could have a negative impact on our business going forward.

Fourth, as you know, there is considerable uncertainty in the M&A market. According to Reuters, US deal volume fell 13% year-over-year and only one mega deal over $10 billion was announced in Q1. To the extent that M&A remains subdued, it may result in continued lower demand for ourrelated services in Economic Consulting and Technology and lower demand for our transaction services in Corporate Finance & restructuring. Fifth and quantitatively, very recently, we have seen a pickup in restructuring matters in the United States stemming in part from tariff induced stress. However, it is still early to say just how significant this pickup may be.

Sixth, we expect that the headcount actions we took will result in cost saving of approximately $85 million in salary and benefits on an annualized basis. Offsetting a substantial portion of these savings, we have some terrific investment opportunities, and we have already invested considerably this year including announcing 31 SMD hires across the business. In addition to the 21 academic affiliates we’ve announced in Compass Lexeconso far this year. We expect to continue investing in areas where we see exceptional opportunities to hire talent, which typically has a negative impact on adjusted EBITDA at least through the first year after hiring.

Before I close, I want to reiterate five key themes that I believe underscore the attractiveness of our business. First, this is a time of incredible disruption for our clients, and we are actively engaged in helping our clients in areas such as cybersecurity, export controls and sanctions, regulatory advocacy, cryptocurrency and digital assets. Second, we are the leading restructuring practice in the world and we are better positioned than ever before to help our clients globally. Third, despite the headwinds this year, I believe that our Economic Consulting Group as a whole remains the best in the world and as Steve mentioned, we believe the practice has been further strengthened by the addition of new academic affiliates in Compass Lexecon this year.

Fourth, our enviable balance sheet allowed us to opportunistically repurchase 1.7 million shares through April 22 of this year, and we have the ability to create further shareholder value to organic headcount growth, share buybacks and acquisitions when we see the right ones. Finally, while remaining focused on utilization, the number of talented people who want to join us is up across the board and we continue to make investments in talent in areas such as antitrust, financial economics, transformation and strategy, health care, financial services and investigations and in geographies across the globe.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this time we’ll begin the question-and-answer session. (Operator Instructions) Our first question today comes from James Yarrow from Goldman Sachs. Please go ahead with your question.

James Yarrow - Goldman Sachs - Analyst

Good morning and thanks for taking my question, Steve and Ajay. Steve, just starting here on the tariff and the impacts on your business. Could you maybe speak a little bit on which of the businesses as part of FTI Consulting that could be affected either positively or negatively by tariffs. And have you started to see any of these potential impacts thus far? I know it’s early, but just an early read there.

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

Yes. Look, I think whenever you have something a major policy change, one of the issues are the first order consequences then the second and then the third order consequences. I don’t think - first of all, I don’t even think everybody’s absolutely certain about where the tariff thing is going to end up, let alone the first order, second order and third order consequences. So we’re in a speculation mode, speculative mode as everybody is on exactly.

But you see things happening. Export controls and sanctions, our focus involved in that. Or are just busy as all can be. Supply chain people who are helping try to think about things like that. There’s national security issues being discussed based on some of this. There are some strategy questions. Our Stratcom people are being asked to help with communications issues and so forth.

The big wildcard is restructuring. If you’re somebody who is - who’s totally dependent on cost of goods sold coming out of China right now, you have some stress on you. And so that, I think, is behind a couple of the more recent things that we - that Ajay was referring to. So there’s a lot of stuff wasn’t the driver of most of the first quarter, I would say, but you see a lot of discussion and activity going on right now around a lot of different areas.

Does that help, James?

James Yarrow - Goldman Sachs - Analyst

That’s really helpful, thanks Steve. Maybe just another one related to policy. And I know it’s still early, but we’ve had a little bit more time on this one than we have had on tariffs. But perhaps you could just talk about the impact of Dodge thus far on the business and perhaps with a particular focus on the Forensic and Litigation Consulting business.

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

So far I would say, we have not seen an effect of that. I think and I’m extracting from those specifically those initiatives as we talk about, if the thrust of this administration is to cut back regulatory enforcement on a number of key areas, that can have a pretty big effect on us. We have been one of the leaders in anti-consumer fraud issues. We have a big practice in FCPA. We have a big practice in anti-money laundering to the extent those policies gets rolled out either because of conscious decisions or because of headcount reductions, then that can have a substantial impact on us.

But as you saw in FLC, which is the most likely to be affected business, right now, FLC has been booming. So I think we are pretty carefully monitoring those. We think it could have a pretty substantial effect if those are maintained, and that’s what we tried to telegraph here. But as of now, we can’t find a huge effect on our business. You disagree or is that pretty much [clear].

Does that help, James?

James Yarrow - Goldman Sachs - Analyst

Excellent, thank you. And then just one last one for me. I just wanted to make sure that I understand your comments on guidance. So is the guidance for this year that you gave at the fourth quarter 2024 earnings call, still applicable? Or are you saying that it has been suspended and you’ll give us an update at the second quarter earnings call?

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

It is still applicable, James, and we will give you an update at the second quarter earnings call.

James Yarrow - Goldman Sachs - Analyst

Excellent, thank you so much.

Operator

Next question comes from Tobey Sommer from Truist.

Please go ahead with your question.

Tobey Sommer - Truist Securities - Analyst

Thank you. I’d like to start on the economic segment. Now that you - more time has passed, can you size the revenue - annualized revenue headwind from the departures? And maybe give us a framework for what you think the long-term margin profile of the business looks like because there clearly are some moving parts that are difficult to assess from the outside.

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

Let me talk conceptually about the margin, and then I’ll let Ajay decide whether how much details we give on the revenue side on the stuff. Look, the business is going to have a major impact on the EBITDA. There’s no question about it. I speculated in certain numbers last time. I think, if anything, the effect is going to be higher, not because the number of departures is radically different than we were speculating against last time and maybe a little bit because some of the retention programs that we put in place or the people we kept, there can be different people asking, going after your people, and we spent a little bit more than I think we expected on that.

But actually also because of a good thing, which was we’ve attracted a lot of new affiliates. And that is a great thing for the medium term, but almost always in this company new strong people cost you money in the first year. Either some of the folks we’re attracting are new in their career and they’re up and coming, and we’re helping it to track them with a view that the hockey stick is pretty substantial over the next few years. But even with the people who are established testifiers bringing theoretically big books of business, sometimes the book of business doesn’t transfer immediately for a variety of reasons. And so you spend a fair amount of money these forgivable loans that Ajay referred to and then you spend the beginning now and some of the revenue comes later.

That’s why we’re underscoring this. I mean we’re not underscoring this because we think this is life threatening to the business, to the contrary I think this is the best group of economists in the world, and I think the people we’re attracting just reinforces that. But the financial hit to the bottom line is substantial. I think last time I speculated it could be $35 million versus last year.

I think the number is likely to be higher than that. I don’t think we have so much detail that we can get more specific than that. Okay? So that’s on the bottom line impact. Ajay, I don’t know how much detail we give on the revenue.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

So Tobey, you already see the impact in revenue this quarter. So you already see that. In terms of the cost side in the short term, the next few quarters have been very explicit on the incremental, at least forgivable loans given through this quarter. And I said, they’re mostly at the end of the quarter. We’ve said the amortization happens over 3 years to 6 years, you can average it and calculate the quarterly impact.

So you have the revenue, that’s the incremental piece is the forgivable loans. You already saw the headcount coming off in the first quarter with the ensuing savings there. So you have all the piece parts already. And our guidance that is in place has a range of outcomes that Steve mentioned is already incorporated in that range.

Tobey Sommer - Truist Securities - Analyst

Okay. So the new hires, sometimes the matters or the rep comes later, is the - does the first quarter capture the - all of the revenue that sort of was attached to the departing employees?

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

So let’s be clear about that. Most of people departed towards the end of the quarter. So no, it doesn’t. I mean now we also had market slowdowns and other factors in that first quarter but no, the revenue impact of the parted employees really starts to show up more in the second and third quarter. But the first quarter also had some other headwinds in it. So it’s hard to know.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

And there is obviously a disruptive practice. So to that extent, yes, as I said explicitly in my remarks, it’s a combination of factors, the markets, departures, which, as Steve said, happened towards end but also the disruption in the practice and clearly, the new hires come over time.

Tobey Sommer - Truist Securities - Analyst

Thank you. Could you talk about trends in your health care business within FLC, what have you experienced there in the quarter? And what’s the outlook for the year?

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

Yes, it’s been good, but it’s been good. I mean we have a good practice with a couple of different health care practices, performance improvement within CF and then the more regulatory-oriented one in FLC, and it’s been a good - they both had good businesses this quarter. I don’t know what else you want to say about that.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Yes. And particularly so, Tobey, because last year, they were some what weak. So the year-over-year comparisons show up more, which is what we talked about.

Tobey Sommer - Truist Securities - Analyst

Even if I could ask a follow-up on the regulatory question. I can’t predict what the changes will be and what the effects will be going forward. But could you size for us the parts of the business or maybe proportion of business that is regulator-led investigations and the like?

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

That’s a difficult one to answer. At the end of the day, regulators are - every investigation has some regulatory aspect of it. But whether it is - the speculation is it the federal or is it the state regulation, which one would take precedence. Of course, we’re only talking United States. There’s also regulators in Europe and other geographies. So that one is impossible one for me to answer. All I can tell you is that our practitioners, whilst we have struck a cautious stone for obvious reasons, our practitioners in the business remain very positive.

Tobey Sommer - Truist Securities - Analyst

Okay. Last one for me. Ajay, could you give us some color on the headcount actions, maybe color on the distribution segments, geographies, split between back office versus fee generators, that kind of thing? Thank you.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Sure, sure. Look, it’s all laid out in the 10-Q in terms of the breakdown by segment, and I don’t remember all those numbers on top of my head. But what I will tell you, it’s about 400-plus folks, between Q4 and Q1, it is spread across all levels. In fact, remarkably proportional to the mix we have in - and on the billable side, it’s remarkably evenly spread the same proportions as we have seniors versus juniors, perhaps a little bit more weighted on the senior side and a smaller on the non-billable side.

And it’s across the globe. As you know, we have most of our people in the United States in EMEA. It’s a little bit more in EMEA than in the United States, but otherwise, it’s across the globe.

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

Thank you.

Operator

Our next question comes from Andrew Nicholas from William Blair. Please go ahead with your question.

Andrew Nicholas - William Blair - Analyst

Hi, good morning, thank you for taking my question. I wanted to ask first on under restructuring business. It sounds like you’ve seen a little bit of incremental stress that’s been the past couple of weeks. The question I want to ask is just around kind of the bifurcation in that market between liability management and your traditional like chapter 11 bankruptcy activity. Is there any shift from what you can tell in preference for one routeor the other right now and maybe understanding that it’s difficult to predict the future, if you think the next couple of months or quarters, in this specific environment might skew one way versus the other relative to what you’ve seen in the past couple of years?

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

So there’s quite a few questions embedded in that one. I found an interesting statistic the other day that what S&P reported that last quarter, 42% of the bankruptcies were repeat bankruptcies. So liability management doesn’t always work. In fact, that creates a market in the future for restructuring. We hope our clients do well.

But typically taking on more debt, if you already have high leverage with unsecured - in other unsecured positions doesn’t necessarily get you out of trouble, and we can see evidence of that already. Where the fourth line is running through working capital with these tariffs? And because the working capital is getting increased with the tariffs and you don’t get realized value. So how and if you’re extremely over levered to begin with, how that can be sold through liability management beats me. So this is a serious challenge that is creating a demand. And we bring a whole slew of services from cost cutting to changing supply channels to transactions and in the ultimate analysis restructuring to the equation.

Andrew Nicholas - William Blair - Analyst

That’s helpful, thank you. And then kind of going back to economic consulting, Ajay, you cited some statistics on HSR kind of deal counts and I apologize if you outlined this already, but just to clarify, is that primarily regulatory driven slow down or are there other kind of macro dynamics that already show up in that figure? Just trying to get a sense for overall backdrop, excluding some of the Compass Lexecon-specific headwinds

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

No, no, no. It’s - the biggest backdrop is uncertainty. It’s people freeze when they don’t know, and it’s the tariffs more than the regulatory people freeze when they don’t know which way things are going to come down and that shows up in M&A. At least that’s our supposition.

Andrew Nicholas - William Blair - Analyst

Great. And then maybe one last question. Obviously, dealing with some of the departures and in Compass Lexecon, there’s specific headwinds within that segment. But I’m curious, are there any kind of ripple effects that you expect from some of the lost revenue there to other parts of your business? I know in the past, you’ve talked about having some success driving additional cross-sell between EC and technology or CFR and Stratcom. I’m just kind of curious outside of what’s isolated to that segment, if there’s anything that you’d say there. Thank you.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

So two things. First, those range of outcomes reach that one can reasonably foresee. Related to either Economic Consulting, specifically, our second and third order are in our guidance. So that’s number one. Number two, this could be unique. They’re not - no, there is no such expectations of this cross order, but there could be some, but I wouldn’t read too much into it.

Andrew Nicholas - William Blair - Analyst

Helpful, thanks again.

Steven Gunby - FTI Consulting Inc - President and Chief Executive Officer

There are no other questions. I just want to say thank you for your continued attention. Look, as we all know, the world is filled with uncertainty. And as we talked about individual businesses, the virus can be affected by those uncertainty negatively or positively. I’ll just come back to a general point.

That’s - there’s a unique constellation of uncertainties today, but the notion that our business has surged and sort through periods of uncertainty in the past is the thing I would come back to. And in fact, our company exists to help companies in the face of the deepest uncertainty. Does it mean you can’t have a pause for a while or a big effect on one business or another, and you can always have cost issues as you’re stabilizing the business that has some departures and stuff like that. Nothing about the current uncertainty changes my fundamental conviction of this company is closer to the beginning of its journey than the end. So looking forward to being on that journey with all of you. Thank you very much.

Operator

And ladies and gentlemen, with that, we’ll conclude today’s conference call and presentation. We do thank you for joining. You may now disconnect your lines.